Exhibit 10.32

PURE BIOSCIENCE, INC.

September 17, 2013

Mr. Gary Cohee

Via E-Mail

Re: Board of Directors Letter Agreement

Dear Gary:

While you have already accepted appointment to the Board of Directors (the “Board”) of PURE Bioscience, Inc. (“PURE” or the “Company”) effective the 13th day of August 2013, it is in the best interests of you and PURE that there be a clear understanding of the terms and conditions related to your service as a member of the Board. Upon execution below, this letter agreement shall constitute a binding agreement between you and the Company (the “Agreement”) and will contain all of the terms and conditions relating to the services you are to provide.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Start Date: August 13, 2013 (the “Effective Date”) shall constitute your starting date. You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification, or removal from office.

Term: Your initial term shall be one (1) year.

Services: You shall render services as a member of the Board (hereinafter, your “Duties”). During the Term of this Agreement, you shall attend and participate in such number of meetings of the Board as regularly or specially called, but in any case no fewer than four (4) meetings per year. You may attend and participate in each such meeting via teleconference, videoconference, or in person. You shall consult with other members of the Board regularly and as necessary via telephone, electronic mail, or other forms of correspondence. You shall also participate in approximately twelve (12) conference calls for operational purposes with the Company’s management in any year.

Committees: You acknowledge and agree that in order to satisfy certain rules for public companies you may be required to serve on one or more of the Board’s Audit Committee, Compensation Committee, and/or Nominating and Governance Committee, and that such committee assignments will be agreed between you and the Company, and that you will be compensated for service on any committee as provided herein.

Compensation: In consideration of your services as a member of the Board, upon execution of this Agreement the Company will issue to you restricted stock units to acquire two hundred fifty thousand (250,000) shares of Company common stock (the “Units”) pursuant to the Restricted Stock Unit Agreement attached hereto as Exhibit “A”. As a member of the Board, you will receive an annual Board retainer fee of Sixty Thousand Dollars ($60,000) per year for your Services (the “Annual Retainer”). This Annual Retainer shall be payable in quarterly cash increments of Fifteen Thousand

Mr. Gary Cohee; Board of Directors Letter Agreement

September 17, 2013

Dollars ($15,000). Further, should the Company, through your efforts, either be introduced to or assisted in obtaining grant and/or other funding opportunities, you would be paid a bonus of the total grant and/or funding in an amount to be determined by the Board in its sole and absolute discretion.

Expenses: The Company agrees to reimburse all of your travel and other reasonable documented expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Indemnification: You will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s Certificate of Incorporation, Bylaws, and the Indemnification Agreement to be executed by you and the Company, a copy of which is attached hereto as Exhibit “B”.

D&O Insurance: During and throughout the Term the Company shall include you as an insured under an officers and directors insurance policy providing for coverage no less than provided under the current policy.

Service For Others: You will be free to represent or perform services for other persons during the Term. However, you agree that you do not presently perform and do not intend to perform, during the Term, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

No Assignment: Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

Confidential Information: In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

Definition: For purposes of this Agreement the term “Confidential Information” means:

i. Any information which the Company possesses that has been created, discovered, or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

iii. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not

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September 17, 2013

reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

Exclusions: Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

Documents: You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined herein.

No Disclosure: You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph shall survive termination of this Agreement.

Termination and Resignation: Your membership on the Company’s Board may be terminated for any or no reason at a meeting called for the purpose of the election of directors by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason at any meeting of the Board by or by written consent of, a majority of the Board at any time. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to

Mr. Gary Cohee; Board of Directors Letter Agreement

, 2013

compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

Governing Law: All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of California applicable to agreements made and to be performed entirely in the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of San Diego (El Cajon), shall be the sole jurisdiction and venue for the bringing of such action.

Entire Agreement; Amendment; Waiver; Counterparts: This Agreement and all references herein expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of Agreement. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the parties, and each party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all parties, and shall be deemed to have been drafted by all parties. In the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against any other party by reason of the fact that it was drafted by one particular party.

No Employment: Nothing contained in this Agreement should be construed as an offer of employment or as creating an employment relationship.

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Mr. Gary Cohee; Board of Directors Letter Agreement

September 17, 2013

If the foregoing terms are agreeable, please indicate your acceptance by signing in the space provided below and returning this Agreement to the Company. By executing this Agreement below you further represent and warrant that you are not subject to any agreement, commitment, contract (written or oral) or other instrument which would be breached by executing this Agreement.

Very truly yours; PURE BIOSCIENCE, INC.

BY:	/s/ Henry R. Lambert
HENRY R. LAMBERT, CEO

Accepted and Agreed:

Signature:	/s/ Gary Cohee

Name:	Gary Cohee

Date:	September 17, 2013